Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	February 6, 2012	Financial Media

Otter Tail Corporation Reports 2011 Financial Results and Issues 2012 Earnings Guidance, Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the year ended December 31, 2011.

2011 Summary:

●	Divestures of Idaho Pacific Holdings, Inc. (IPH), E.W. Wylie Corporation (Wylie) and Aviva Sports, Inc. (Aviva) bolster strategy to reduce corporation’s risk profile
●	Consolidated revenues rose 20.8% to $1.1 billion compared with $0.9 billion in 2010
●	Consolidated operating income rose to $52.3 million from $24.1 million in 2010
●	Consolidated net income from continuing operations increased to $17.1 million from a net loss of $10.8 million in 2010
●	Consolidated net losses from continuing and discontinued operations totaled $13.2 million compared with $1.3 million for 2010
●
Earnings (Loss) per share from continuing operations were $0.46 compared with ($0.32) per share in 2010, including discontinued operations, net (loss) per share was ($0.40) compared with ($0.06) in 2010

●
On February 6, 2012 the corporation entered into an agreement to sell DMS Health Technologies, Inc. (DMS), with closing expected to occur by February 29, 2012, subject to certain closing conditions. Results for the year were impacted by a $39.1 million net-of-tax impairment charge in the fourth quarter in the Health Services segment based on the terms of the agreement.

CEO Overview

“For the past several quarters, we have outlined a vision for a more focused and agile Otter Tail Corporation. During 2011, we began to put the strategies behind this vision in motion, said Edward J. “Jim” McIntyre, chief executive officer and president of Otter Tail Corporation. “In May 2011, we sold IPH and this past December, we exited the trucking business with the sale of Wylie. Moving into 2012, we made further progress along this path. In January, we sold the assets of Aviva, a wholly owned subsidiary of our ShoreMaster business. And on February 6th, we agreed to sell DMS, a move which will further tighten our corporate structure by eliminating one of our business platforms. While the disposition of certain of these businesses impacted 2011 earnings, they are important steps toward our previously stated objectives of reducing our risk profile, positioning for stronger earnings potential, bolstering our credit quality and ability to fund the dividend, and freeing up capital to invest in our core electricity business, which is targeted to generate approximately 75% to 85% of the corporation’s overall earnings.”

McIntyre continued, “Our electric segment continued its strong performance in 2011, and investments in additional electric transmission opportunities are in progress. We have invested, with other utilities, in three of four CapX2020 transmission projects already under way. Further, we plan to invest in two additional transmission projects, deemed ‘multi-value projects’ by the Midwest Independent Transmission System Operator (MISO), which will serve the nine-state MISO region. Going forward, we expect the Electric segment to be a larger source of growth, and plan to invest approximately $730 million in this segment between 2012 and 2016.

“At DMI Industries, Inc. (DMI), our wind-tower manufacturer, a continued dedication to cost-reduction and process improvement initiatives in our U.S. operations, as well as a heightened focus on quality and customer requirements, drove meaningful performance improvements in the second half of 2011. While DMI reported a $3.1 million asset impairment charge in 2011 related to its idled plant in Fort Erie, Ontario, we have managed to stabilize production and increase productivity in DMI’s remaining plants. While significant challenges remain at DMI, solid backlogs, combined with these productivity improvements, support our belief that there will continue to be significant progress at DMI in 2012.”

McIntyre concluded, “Looking at our 2011 financial performance, there are encouraging signs. Consolidated operating revenues rose 21%. Examining our results from continuing operations in 2011, three out of five business segments and seven out of ten companies generated improvements in net income compared to 2010.

“2011 was a transitional year. Our aim is to make 2012 a more transformative year focused on operational excellence. We will continue to pursue strategies to rationalize our portfolio of nonelectric businesses toward our goal of a more agile Otter Tail Corporation. Fewer businesses will allow us to sharpen our focus on our remaining businesses. I am confident that these efforts will allow us to create the growth opportunities, preserve the financial strength, and generate the long-term value expected by our shareholders.”

Cash Flow from Operations and Liquidity

The corporation’s consolidated cash flow from continuing operations for the year ended December 31, 2011 was $79.7 million, compared with $94.1 million for the year ended December 31, 2010. The corporation’s consolidated cash flow from discontinued operations for the year ended December 31, 2011 was $24.7 million, compared with $11.0 million for the year ended December 31, 2010. On December 31, 2011 Otter Tail Corporation and Otter Tail Power Company had $364.7 million available under existing credit facilities to provide for working capital requirements and to help fuel future growth initiatives.

Board of Directors Declared Quarterly Dividends

On February 3, 2012 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable March 10, 2012 to shareholders of record on February 15, 2012. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable March 1, 2012 to shareholders of record on February 15, 2012.

2011 Segment Performance Summary

Electric

Electric revenues and net income were $342.7 million and $38.9 million, respectively, compared with revenues of $344.4 million and net income of $34.6 million in 2010. Retail electric revenues decreased $1.0 million as a result of:
●	a $3.1 million reduction in fuel cost recovery revenues related to lower fuel and purchased power costs incurred in 2011 for reasons indicated below,
●	a $0.8 million decrease in accrued and recovered conservation improvement program revenues and incentives, and
●
a $0.6 million reduction in Minnesota retail revenues related to an increase in rates that was more than offset by a refund of excess amounts collected under interim rates in effect from June 2010 through September 2011.

These decreases in revenue were mostly offset by:

●	a $2.0 million increase in revenue related to a 0.7% increase in kilowatt-hour (kwh) sales,
●	a $0.8 million increase in revenues related to the recovery of the North Dakota portion of Big Stone II plant abandonment costs, and
●
a $0.7 million increase in renewable resource and transmission cost recovery revenues related to an increase in transmission costs eligible for recovery under Minnesota and North Dakota transmission cost recovery riders.

Wholesale electric revenues from company-owned generation decreased $5.5 million due to an 18.1% decline in wholesale kwh sales in combination with an 11.6% decrease in the average price per wholesale kwh sold. This was a result of an 8.2% reduction in kwh generation at Otter Tail Power Company’s generating units related to a scheduled major maintenance shutdown at Big Stone Plant, lower demand in wholesale markets and low natural gas prices. Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, decreased $0.8 million mainly as a result of a decrease in mark-to-market gains on open energy contracts, in part due to a reduction in trading activity. A $5.7 million increase in other electric operating revenues reflects:

●	a $3.5 million increase in transmission tariff revenues as a result of increased use of company-owned transmission assets by others,
●	a $1.1 million payment received by Otter Tail Energy Services Company (OTESCO) in the first quarter of 2011 for access rights through an OTESCO wind farm development site, and
●	a $1.1 million refund in 2010 of revenues collected from Otter Tail Power Company’s Big Stone II project partners in years prior to 2010.

Fuel costs decreased $4.1 million as a result of a 10.7% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators, partially offset by a 5.7% increase in the cost of fuel per kwh generated. The decrease in kwh generation was due to a scheduled major maintenance shutdown of Big Stone Plant in fall 2011. The cost of purchased power for retail sales decreased $1.3 million as a result of a 13.7% decrease in the cost per kwh purchased, despite a 12.4% increase in kwhs purchased for system use. Electric operating and maintenance expenses increased $4.5 million due to the following:

●	a $1.7 million increase in transmission tariff charges related to the increase in kwhs purchased from other generators to serve retail customers,
●	a $1.0 million increase in labor costs related to increased health benefit costs,
●	a $1.0 million increase in generation plant maintenance costs related to the Big Stone Plant overhaul in fall 2011 and increased maintenance costs at the Langdon wind farm and Coyote Station,
●	a $0.9 million increase in expense related to the amortization of the North Dakota portion of Big Stone II plant abandonment costs, which Otter Tail Power Company began recovering in August 2010
●	a $0.8 million increase in Minnesota conservation improvement program costs related to mandated increases in conservation expenditures in Minnesota,
●	a $0.8 million increase in property taxes due to valuation increases and increases in local property tax rates on Minnesota property, and
●	a $0.7 million increase in transportation costs related to increases in gasoline and diesel fuel prices.

These increases in expenses were partially offset by an increase of $2.4 million in administrative and general expenses charged to capital projects in 2011, which decreases expenses charged to operations.

OTESCO recorded a $0.5 million asset impairment charge in the fourth quarter of 2011 related to its wind farm development rights at its Sheridan Ridge and Stutsman County sites in North Dakota.

Wind Energy

Wind energy revenues and net loss were $201.9 million and $21.9 million, respectively, compared with revenues of $143.6 million and a net loss of $22.0 million for 2010. Revenues increased $58.3 million as a result of a 28.2% increase in towers produced. DMI recorded a $3.1 million asset impairment charge on its plant in Fort Erie, Ontario in the fourth quarter of 2011. DMI temporarily idled this plant in the fourth quarter, as the plant had completed all of its current tower orders. After the Ontario provincial election in October 2011, DMI received and is working on numerous requests for quotes for towers and capacity in the 2012 - 2013 timeframe given the certainty the election brought to the Green Energy Act staying in place. DMI currently does not have orders booked for its Fort Erie facility for 2012 and does not intend to reopen the plant until orders are received of such a magnitude as to justify a start up. DMI is not expecting to be able to recover the current book value of its Fort Erie plant and equipment and, accordingly, recorded the $3.1 million asset impairment charge based on independent appraisals of the current market value of the facility.

Although DMI’s year-over-year operating loss increased $3.7 million, its operating loss for the second half of 2011, including the $3.1 million asset impairment charge, was $8.3 million less than in the second half of 2010. The reduction in operating losses for the comparable six-month periods is the result of improved productivity, stabilized production, more efficient resource allocation and elimination of the need for outsourced quality assurance staffing.

Manufacturing

Manufacturing revenues and net income were $221.1 million and $7.6 million, respectively, compared with revenues of $176.0 million and a net loss of $14.0 million for 2010.

●	At BTD, revenues increased $44.7 million and net income increased $3.1 million as a result of higher sales volume due to improved customer demand for products and services.
●
At ShoreMaster, revenues increased $4.7 million due to increased sales of both residential and commercial products. An $18.5 million decrease in net losses between the years mainly reflects a $15.3 million (net-of-tax) asset impairment charge taken in 2010, but also includes a $3.9 million decrease in other operating expenses before tax between the years.

●
At T.O. Plastics, revenues increased by $1.7 million, mainly as a result of increased sales of horticultural products, while net income remained unchanged as the increase in revenue was completely offset by higher material and overhead costs.

Construction

Construction revenues and net loss were $184.7 million and $2.2 million, respectively, compared with revenues of $134.2 million and net loss of $0.6 million for 2010. Foley Company revenues increased $48.7 million due to an increase in construction activity, but extremely narrow margins on work completed and cost overruns on certain jobs resulted in a $2.3 million net loss at Foley Company compared with net income of $0.4 million in 2010. Revenues at Aevenia increased $1.7 million, mainly from electrical and data wiring work, resulting in $0.1 million in net income compared with a net loss of $1.1 million in 2010.

Plastics

Plastics revenues and net income were $123.7 million and $5.8 million, respectively, compared with revenues of $96.9 million and net income of $2.5 million for 2010. The increase in revenues and net income was due to a 10.7% increase in pounds of pipe sold combined with a 15.2% increase in the price per pound of pipe sold, while the cost per pound of pipe sold increased by only 12.4% between the years.

Corporate

Corporate expenses, net-of-tax, decreased $0.2 million between the years.

Discontinued Operations

On May 6, 2011, the corporation completed the sale of IPH for approximately $86.0 million in cash. The proceeds from the sale, net of $3.0 million deposited in an escrow account, were used to pay down borrowings under the corporation’s existing credit agreement. On December 29, 2011 the corporation completed the sale of Wylie, its trucking business, for approximately $25.0 million in cash. The proceeds from the sale of Wylie will be used for general corporate purposes. In January 2012, the corporation entered into an agreement to sell the assets of Aviva, a wholly-owned subsidiary of ShoreMaster that sold various recreational products, for $0.3 million in cash. On February 6, 2012 the corporation entered into an agreement to sell DMS for $30.0 million in cash. The sale of DMS is subject to standard closing conditions and is expected to be finalized by February 29, 2012.

The financial position, results of operations, and cash flows of IPH, Wylie, Aviva and DMS are reported as discontinued operations in the corporation’s consolidated financial statements provided at the end of this report. Following are summary presentations of the results of discontinued operations for the years ended December 31, 2011 and 2010:

	For the Year Ended December 31, 2011
(in thousands)	IPH	Wylie	Aviva	DMS	Intercompany transactions adjustment	Total
Operating Revenues	$28,125	$49,884	$2,206	$89,558	$(4,119)	$165,654
Operating Expenses	24,046	55,927	3,976	85,244	(4,119)	165,074
Asset Impairment Charge	--	--	456	56,379		56,835
Other Income (Deductions)	(228)	18	(18)	281	(3)	50
Interest Expense	11	709	379	1,726	(2,772)	53
Income Tax Expense (Benefit)	1,462	(2,683)	(1,050)	(16,058)	1,108	(17,221)
Net Income (Loss) from Operations	2,378	(4,051)	(1,573)	(37,452)	1,661	(39,037)
Gain (Loss) on Disposition Before Taxes	15,471	(946)	--	--		14,525
Income Tax Expense on Disposition	2,997	2,854	--	--		5,851
Net Gain (Loss) on Disposition	12,474	(3,800)	--	--		8,674
Net Income (Loss)	$14,852	$(7,851)	$(1,573)	$(37,452)	$1,661	$(30,363)

	For the Year Ended December 31, 2010
(in thousands)	IPH	Wylie	Aviva	DMS	Intercompany transactions adjustment	Total
Operating Revenues	$77,412	$54,143	$2,704	$100,301	$(3,601)	$230,959
Operating Expenses	65,261	52,311	3,200	98,794	(3,601)	215,965
Asset Impairment Charge	--	--	489	--		489
Other Income (Deductions)	(326)	8	(10)	331		3
Interest Expense	111	522	346	1,289	(2,176)	92
Income Tax Expense (Benefit)	3,716	511	(532)	369	870	4,934
Net Income (Loss)	$7,998	$807	$(809)	$180	$1,306	$9,482

Realigning the corporation’s portfolio of businesses and refocusing its capital investment are important to reducing its risk profile, as well as better supporting its credit metrics, which enhances its ability to support the dividend and capitalize on available growth opportunities. The corporation intends to pursue other opportunities for strategic realignment.

In reviewing its portfolio of operating companies, the corporation looks for:

●	a threshold level of net earnings and a return on invested capital in excess of the corporation's weighted average cost of capital,

●	a strategic differentiation from competitors and a sustainable cost advantage,

●	a stable or growing industry

●	an ability to quickly adapt to changing economic cycles, and

●	a strong management team committed to operational excellence.

Fourth Quarter 2011 Consolidated Results

Operating revenues were $263.0 million compared with $240.1 million for the same quarter a year ago. Operating income was $5.3 million compared with $13.7 million for the fourth quarter of 2010.

Net losses from continuing operations were $0.6 million compared with $1.6 million in the fourth quarter of 2010. Fourth quarter 2011 net loss from continuing operations includes net-of-tax asset impairment charges of $3.1 million on DMI’s Fort Erie, Ontario plant and $0.3 million on OTESCO’s North Dakota wind farm assets. Fourth quarter 2010 net loss from continuing operations includes the effects of reducing deferred tax assets by $6.6 million in the corporation’s foreign operations related to a reduction in Canadian statutory rates and establishment of a valuation allowance related to short-term concerns over recoverability.

Net losses from continuing and discontinued operations were $44.1 million compared with net income of $2.1 million in the fourth quarter of 2010. The fourth quarter 2011 net loss from continuing and discontinued operations mainly reflects a net loss from discontinued operations of $43.6 million, which includes:

●	a $39.1 million net-of-tax asset impairment charge at DMS resulting from the write down of DMS to its fair value based on DMS’s indicated sales price, and
●	a $3.8 million after-tax loss on the sale of Wylie.

(Losses) per share from continuing operations were ($0.02) compared with ($0.05) for the fourth quarter of 2010. (Losses) earnings per share from continuing and discontinued operations were ($1.23) compared with $0.05 for the fourth quarter of 2010.

2012 Business Outlook

The corporation anticipates 2012 diluted earnings per share to be in the range of $1.00 to $1.40. This guidance reflects the current mix of businesses owned by the corporation as it starts out 2012. It considers the cyclical nature of some of the corporation’s businesses and reflects challenges presented by current economic conditions, as well as the corporation’s plans and strategies for improving future operating results. The corporation’s current consolidated capital expenditures expectation for 2012 is in the range of $125 million to $135 million. This compares with $74 million of capital expenditures in 2011. The corporation plans to invest in generation and transmission projects for the Electric segment that have the potential to positively impact the corporation’s earnings and returns on capital. Future electric segment projects include the construction of a new air quality control system at Big Stone Plant to meet requirements of the Clean Air Act and regional haze regulations, investment in two MISO-determined ‘multi-value’ transmission projects that will serve the nine-state MISO region, and continuing investment, with other utilities, in three CapX2020 transmission projects already under way.

Segment components of the corporation’s 2012 earnings per share guidance range are as follows:

	Low	High
Electric	$1.05	$1.10
Wind Energy	$(0.15)	$0.00
Manufacturing	$0.30	$0.35
Construction	$0.02	$0.07
Plastics	$0.06	$0.11
Corporate	$(0.28)	$(0.23)
Totals	$1.00	$1.40

Contributing to the earnings guidance for 2012 are the following items:

●
The corporation expects net income to increase slightly in its Electric segment in 2012 compared with 2011. This is based on new rates being in place in Minnesota for a full year, rider recovery increases and an increase in capitalized interest costs related to larger construction expenditures, offset by lower conservation improvement program incentives and increases in operating and maintenance expenses due to higher benefit costs.

●
The corporation expects significant improvement in operations from its Wind Energy segment in 2012. DMI has been able to stabilize production, improve productivity, align headcount with current production demands and eliminate the need for outsourced quality assurance staffing. Order backlog will continue to support current plant staffing at DMI’s Tulsa and West Fargo plants. DMI continues to experience increased pricing pressure on new orders due to overcapacity in the U.S. market and significantly lower steel costs available to Asian manufacturers. Potential exposure to liquidated damages, warranty claims, or remediation costs related to past production issues remain. Backlog in the Wind Energy segment is $154 million for 2012 compared with $157 million one year ago.

●	The corporation expects earnings from its Manufacturing segment to improve in 2012 due to the following factors:

o	Increased order volume and continuing improvement in economic conditions in the industries BTD serves

o
Improved performance at ShoreMaster as a result of bringing costs in line with current revenue levels, the sale of Aviva and the closure of ShoreMaster’s Camdenton, Missouri plant with relocation of Camdenton’s commercial production operations to ShoreMaster’s Fergus Falls, Minnesota and St. Augustine, Florida facilities

o	Stable earnings from T.O. Plastics

o	Backlog for the manufacturing companies of approximately $121 million for 2012 compared with $86 million one year ago

●
The corporation expects higher net income from its Construction segment in 2012 as it has implemented improved cost control processes in construction management and selectively bid on projects with the potential for higher margins. Backlog in place for the construction businesses is $106 million for 2012 compared with $164 million one year ago.

●	The corporation expects a slight decrease in Plastics segment net income in 2012.

●	Corporate general and administrative costs are expected to remain relatively flat between the years.

The sales of IPH, Wylie, Aviva and DMS were strategic decisions by management to monetize assets and divest of companies that do not fit with the corporation’s current operating plans. The divestitures free up liquidity going forward for upcoming Electric segment capital investments and help ease the need to rely on the capital markets to fully fund these expenditures. The corporation will continue to review its portfolio to see where additional opportunities exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the future capital expenditure plans of its Electric segment. This will result in a larger percentage of the corporation’s earnings coming from its most stable and relatively predictable business, Otter Tail Power Company, and is consistent with the strategy to grow this business given its current investment opportunities.

The following table shows the corporation’s 2011 actual and 2012 through 2016 anticipated capital expenditures and electric utility average rate base:

(in millions)	2011	2012	2013	2014	2015	2016
Capital Expenditures:
Electric Segment:
Transmission		$47	$34	$36	$50	$59
Environmental		31	86	78	70	--
Other		39	50	50	50	50
Total Electric Segment	$50	$117	$170	$164	$170	$109
Nonelectric Segments	24	15	15	21	19	23
Total Capital Expenditures	$74	$132	$185	$185	$189	$132
Total Electric Utility Average Rate Base	$653	$686	$789	$904	$1,036	$1,117

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2012 through 2016 timeframe. The corporation intends to maintain its equity to total capitalization ratio near its present level of 51% in its Electric segment and will seek to earn its authorized overall return on equity of approximately 10.5% in the utility’s regulatory jurisdictions.

Regarding the collective operating companies in the nonelectric segments, there is a general expectation that business will strengthen in 2012 and 2013 as the U.S. economy slowly recovers. This is expected to lead to increased demand for the corporation’s industrial products and services, generating higher revenues. This expectation, coupled with cost reductions that have taken place across the corporation, should result in rising earnings per share for the nonelectric businesses as a whole.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2012 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
The corporation may, from time to time, sell one or more of its nonelectric businesses to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any business sold.

●
The corporation may experience fluctuations in revenues and expenses related to its operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation is not currently required to make any contributions to its defined benefit pension plan in 2012. The corporation made a discretionary contribution to the plan of $10.0 million in January 2012. The corporation could be required to contribute additional capital to the pension plan in future years if the market value of pension plan assets significantly declines in the future, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●	The corporation’s plans to realign its diversified business mix through dispositions may not be successful, which could result in poor financial performance.

●	The corporation’s plans to operate its nonelectric businesses could be limited by state law.

●
The corporation’s subsidiaries enter into production and construction contracts, including contracts for new product designs, which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

●
Significant warranty claims in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition. Also, expenses associated with remediation activities in the Wind Energy segment could be substantial. The potential exists for multiple claims based on one defect repeated throughout the production process or for claims where the cost to repair or replace the defective part is highly disproportionate to the original cost of the part. If the corporation is required to cover remediation expenses in addition to regular warranty coverage, the corporation could be required to accrue additional expenses and experience additional unplanned cash expenditures which could adversely affect the corporation’s consolidated results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

●	Competition is a factor in all of the corporation’s businesses.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company could be required to absorb a disproportionate share of costs for investments in transmission infrastructure required to provide independent power producers access to the transmission grid. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to Otter Tail Power Company's retail electric customers.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●
Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●
The U.S. wind industry is reliant on tax and other economic incentives and political and governmental policies. A significant change in these incentives and policies could negatively impact the corporation’s results of operations and growth.

●	The corporation’s wind tower manufacturing business is substantially dependent on a few significant customers.

●
Prolonged periods of low utilization of DMI’s wind tower production plants, due to a continuing softening of demand for its product, could cause DMI to idle certain facilities. Should this softened demand for wind towers continue, these events may result in impairment charges on certain of DMI’s facilities if future cash flow estimates, based on information available to management at the time, indicate that the plants carrying values may not be recoverable or, if any plant assets are sold below their carrying values, significant losses may be incurred.

●
Competition from foreign and domestic manufacturers, cost management in a fixed price contract project environment, the price and availability of raw materials, the ability of suppliers to deliver materials at contracted prices, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s wind energy and manufacturing businesses.

●
A significant failure or an inability to properly bid or perform on projects by the corporation’s wind energy, construction or manufacturing businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and energy services company, wind energy, and infrastructure businesses that include manufacturing, construction and plastics. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and twelve months ended December 31, 2011 and 2010 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts

	Quarter Ended December 31,		Year-to-Date December 31,
	2011	2010	2011	2010
Operating Revenues by Segment
Electric	$87,928	$86,085	$342,727	$344,379
Wind Energy	47,313	37,666	201,921	143,603
Manufacturing	58,810	47,496	227,116	175,986
Construction	44,762	49,414	184,657	134,222
Plastics	24,587	20,383	123,669	96,945
Corporate Revenue and Intersegment Eliminations	(369)	(928)	(2,240)	(2,944)
Total Operating Revenues	263,031	240,116	1,077,850	892,191
Operating Expenses
Fuel and Purchased Power	28,972	29,549	112,468	117,890
Nonelectric Cost of Goods Sold (depreciation included below)	155,959	132,695	646,696	470,844
Electric Operating and Maintenance Expense	33,908	29,499	126,053	121,538
Nonelectric Operating and Maintenance Expense	17,527	17,105	66,731	69,195
Asset Impairment Charge	3,613	--	3,613	19,251
Depreciation and Amortization	17,738	17,578	70,000	69,399
Total Operating Expenses	257,717	226,426	1,025,561	868,117
Operating Income (Loss) by Segment
Electric	14,400	16,907	63,453	64,710
Wind Energy	(5,510)	(5,186)	(19,763)	(16,044)
Manufacturing	1,383	3,142	15,987	(13,297)
Construction	(3,003)	1,295	(2,892)	(506)
Plastics	1,696	2,068	10,951	5,475
Corporate	(3,652)	(4,536)	(15,447)	(16,264)
Total Operating Income	5,314	13,690	52,289	24,074
Interest Charges	8,508	9,282	35,818	36,940
Other Income	1,192	102	2,736	1,057
Income Tax Expense (Benefit) – Continuing Operations	(1,448)	6,080	2,087	(983)
Net Income (Loss) by Segment – Continuing Operations
Electric	9,458	10,369	38,886	34,557
Wind Energy	(6,326)	(11,856)	(21,894)	(22,035)
Manufacturing	821	1,662	7,614	(13,956)
Construction	(1,884)	691	(2,204)	(646)
Plastics	903	1,135	5,811	2,515
Corporate	(3,526)	(3,571)	(11,093)	(11,261)
Net (Loss) Income from Continuing Operations	(554)	(1,570)	17,120	(10,826)
Discontinued Operations
(Loss) Income - net of Income Tax (Benefit) Expense
of ($38), $1,415, $223 and $5,130 for the respective periods	(66)	3,626	354	9,775
Impairment Loss - net of Income Tax (Benefit)
of ($17,444), $0, ($17,444) and ($196) for the respective periods	(39,391)	--	(39,391)	(293)
(Loss) Gain on Disposition - net of Income Tax Expense
of $2,638, $0, $5,851 and $0 for the respective periods	(4,124)	--	8,674	--
Net (Loss) Income from Discontinued Operations	(43,581)	3,626	(30,363)	9,482
Total Net (Loss) Income	(44,135)	2,056	(13,243)	(1,344)
Preferred Dividend Requirement and Other Adjustments	184	183	1,058	833
Balance for Common	$(44,319)	$1,873	$(14,301)	$(2,177)
Average Number of Common Shares Outstanding
Basic	35,952,639	35,807,967	35,922,155	35,783,555
Diluted	35,952,639	36,036,111	35,922,155	35,783,555

Basic Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$(0.02)	$(0.05)	$0.46	$(0.32)
Discontinued Operations (net of other adjustments)	(1.21)	0.10	(0.86)	0.26
	$(1.23)	$0.05	$(0.40)	$(0.06)
Diluted Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$(0.02)	$(0.05)	$0.46	$(0.32)
Discontinued Operations (net of other adjustments)	(1.21)	0.10	(0.86)	0.26
	$(1.23)	$0.05	$(0.40)	$(0.06)

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands

	December 31,	December 31,
	2011	2010

Current Assets
Cash and Cash Equivalents	$14,652	$--
Accounts Receivable:
Trade—Net	116,522	94,971
Other	18,807	18,283
Inventories	77,983	72,009
Deferred Income Taxes	12,307	10,028
Accrued Utility and Cost-of-Energy Revenues	13,719	13,936
Costs and Estimated Earnings in Excess of Billings	67,109	67,352
Income Taxes Receivable	8,300	3,260
Regulatory Assets	27,391	21,485
Other	13,114	15,070
Assets of Discontinued Operations	29,692	197,269
Total Current Assets	399,596	513,663

Investments	11,093	9,708
Other Assets	26,997	27,356
Goodwill	39,406	39,406
Other Intangibles—Net	15,286	16,241

Deferred Debits
Unamortized Debt Expense	6,458	6,444
Regulatory Assets	124,137	108,668
Total Deferred Debits	130,595	115,112

Plant
Electric Plant in Service	1,372,534	1,332,974
Nonelectric Operations	310,320	288,479
Construction Work in Progress	54,439	41,976
Total Gross Plant	1,737,293	1,663,429
Less Accumulated Depreciation and Amortization	659,744	614,360
Net Plant	1,077,549	1,049,069
Total	$1,700,522	$1,770,555

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands

	December 31,	December 31,
	2011	2010

Current Liabilities
Short-Term Debt	$--	$79,490
Current Maturities of Long-Term Debt	3,033	225
Accounts Payable	115,514	102,537
Accrued Salaries and Wages	19,043	17,675
Accrued Taxes	11,841	11,749
Derivative Liabilities	18,770	17,991
Other Accrued Liabilities	5,540	5,608
Liabilities of Discontinued Operations	13,763	49,705
Total Current Liabilities	187,504	284,980

Pensions Benefit Liability	106,818	73,538
Other Postretirement Benefits Liability	48,263	42,372
Other Noncurrent Liabilities	19,002	21,004

Deferred Credits
Deferred Income Taxes	177,264	155,436
Deferred Tax Credits	33,182	44,945
Regulatory Liabilities	69,106	66,209
Other	520	507
Total Deferred Credits	280,072	267,097

Capitalization
Long-Term Debt, Net of Current Maturities	471,915	433,676

Class B Stock Options of Subsidiary	--	525

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	180,509	180,014
Premium on Common Shares	253,123	251,919
Retained Earnings	141,248	198,443
Accumulated Other Comprehensive (Loss) Income	(3,432)	1,487
Total Common Equity	571,448	631,863
Total Capitalization	1,058,863	1,081,564
Total	$1,700,522	$1,770,555

Otter Tail Corporation
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
In thousands	2011	2010
Cash Flows from Operating Activities
Net Loss	$(13,243)	$(1,344)
Adjustments to Reconcile Net Loss to Net Cash (Used in) Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	(8,674)	--
Net Loss (Income) from Discontinued Operations	39,037	(9,482)
Depreciation and Amortization	70,000	69,399
Asset Impairment Charge	3,613	19,251
Deferred Tax Valuation Adjustments and Tax Rate Reduction	--	8,300
Deferred Tax Credits	(2,386)	(2,715)
Deferred Income Taxes	13,292	8,770
Change in Deferred Debits and Other Assets	(25,054)	30
Discretionary Contribution to Pension Plan	--	(20,000)
Change in Noncurrent Liabilities and Deferred Credits	35,167	3,686
Allowance for Equity (Other) Funds Used During Construction	(861)	(4)
Change in Derivatives Net of Regulatory Deferral	72	208
Stock Compensation Expense – Equity Awards	2,177	2,923
Other—Net	1,258	1,836
Cash (Used for) Provided by Current Assets and Current Liabilities:	--	--
Change in Receivables	(22,398)	(33,603)
Change in Inventories	(5,974)	(7,386)
Change in Other Current Assets	3,565	(9,927)
Change in Payables and Other Current Liabilities	(657)	23,138
Change in Interest Payable and Income Taxes Receivable/Payable	(9,238)	40,971
Net Cash Provided by Continuing Operations	79,696	94,051
Net Cash Provided by Discontinued Operations	24,687	10,966
Net Cash Provided by Operating Activities	104,383	105,017
Cash Flows from Investing Activities
Capital Expenditures	(73,677)	(61,549)
Proceeds from Disposal of Noncurrent Assets	2,625	1,049
Net Increase in Other Investments	(40)	(2,855)
Net Cash Used in Investing Activities - Continuing Operations	(71,092)	(63,355)
Net Proceeds from Sale of Discontinued Operations	107,310	--
Net Cash Used in Investing Activities - Discontinued Operations	(30,795)	(21,812)
Net Cash Provided by (Used in) Investing Activities	5,423	(85,167)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	(8,463)	8,470
Net Short-Term Borrowings	(79,490)	71,905
Proceeds from Issuance of Common Stock	--	549
Proceeds from Issuance of Class B Stock of Subsidiary	--	153
Common Stock Issuance Expenses	--	(142)
Payments for Retirement of Common Stock	(1,182)	(401)
Payments for Retirement of Class B Stock and Options of Subsidiary	--	(1,012)
Proceeds from Issuance of Long-Term Debt	142,006	--
Short-Term and Long-Term Debt Issuance Expenses	(1,666)	(1,699)
Payments for Retirement of Long-Term Debt	(100,958)	(58,945)
Dividends Paid and Other Distributions	(43,923)	(43,698)
Net Cash Used in Financing Activities - Continuing Operations	(93,676)	(24,820)
Net Cash (Used in) Provided by Financing Activities - Discontinued Operations	(1,827)	1,104
Net Cash Used in Financing Activities	(95,503)	(23,716)
Less: Net Change in Cash and Cash Equivalents – Discontinued Operations	673	(1,300)
Effect of Foreign Exchange Rate Fluctuations on Cash – Discontinued Operations	(324)	(566)
Net Change in Cash and Cash Equivalents	14,652	(5,732)
Cash and Cash Equivalents at Beginning of Period	--	5,732
Cash and Cash Equivalents at End of Period	$14,652	$--